Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, dated August 30, 2024 included in this Registration Statement (Form N-2) of Crescent Capital BDC, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated February 21, 2024 and March 22, 2019, with respect to the consolidated financial statements of Crescent Capital BDC, Inc. included in the Annual Report (Form 10-K) for the years ended December 31, 2023 and December 31, 2018, respectively, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, CA

August 30, 2024